Exhibit 10.12

Anterios

142 West 57th Street, Suite 4A • New York, NY 10019

Mary Senica

164 High Street

Canton, MA 02021

781 828 3633

epicel@aol.com

September 21, 2008	Confidential

Re: EMPLOYEE OFFER LETTER

Dear Mary:

ANTERIOS, INC. (the “Company”) is pleased to offer you the position of Director, Quality Assurance. You will initially report to the Company’s President, which arrangement may be changed at the President’s option as needed to manage the Company. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

1. COMPENSATION.

(a)         Base Salary and Bonus Opportunity. You will be paid a salary at the annual rate of $120,000, payable in accordance with the Company’s standard payroll practices for salaried employees. You will have an annual bonus opportunity of 10% of your base salary, the award of which would be at the sole option of the Company and would be contingent on your and the Company’s performance.

(b)         Stock Options. Company’s management will recommend to the Company’s Board of Directors that you be granted either an option (the “Stock Option”) to purchase 12,000 shares of the Company’s Common Stock or a Common Stock grant of 12,000 shares. 1) If you are granted a Stock Option: The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later, as determined by the Board of Directors. At this time, the Company believes that the fair market value for the Common Stock is approximately $0.90 per share. The Stock Option shall vest over four (4) years, with one-fourth (1/4) of the options vesting at the end of twelve (12) months, and the remainder vesting monthly at a rate of 1/48th per month until all shares are vested. The Stock Option shall be an incentive stock option to the extent permitted by applicable law. The Stock Option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Equity Incentive Plan, and as described in that plan and the applicable stock option agreement. In the event the Company has a Change of Control as the result of an acquisition of the Company, the vesting of your options will accelerate such that all options will vest at the time of the Change in Control. 2) If you are granted a Common Stock grant: At this time, the Company believes that the fair market value for the Common Stock is approximately $0.90 per share. The Stock Grant shall vest over four (4) years, with one-fourth (1/4) of the stock vesting at the end of twelve (12) months, and the remainder vesting monthly at a rate of 1/48th per month until all shares are vested. The Stock grant will be subject to the terms and conditions applicable to stock granted under the Company’s 2006 Equity Incentive Plan, and as described in that plan and the applicable stock agreement. Under this Agreement, in the event you no longer work at the Company, unvested shares may be re-purchased by the Company for $0.001 per share. In the event the Company has a Change of Control as the result of an acquisition of the Company, the vesting of your stock will accelerate such that all options will vest at the time of the Change in Control.

2.              BENEFITS. You shall be entitled to the Company’s basic employment benefits available to all Company employees, as the same currently exists or may exist in the future. The Company currently has health, vision, dental and long-term disability insurance. You have chosen to waive the health benefits. You acknowledge that participation in the Company benefit programs may require payroll deductions and/or direct contributions by you. The Company does not currently have any payroll deductions for these benefits.

3.              VACATION: You shall be entitled to vacation per the Company’s Vacation Policy, as the same currently exists or may exist in the future. The current general Vacation Policy is as follows: In addition the Federal holidays, the Company currently has Regular full-time employees accrue vacation days at a rate of 3.33 hours for each pay period worked up to a total of 10 days per year. After 3 years of continuous service, regular full-time employees accrue vacation days at the rate of 4 hours for each pay period worked up to a total of 12 days vacation per year. After 5 years of continuous service, regular full-time employees accrue vacation days at the rate of 5 hours for each pay period worked up to a total of 15 days vacation per year. Vacation is accrued on a per-pay period basis with an understood eight (8) hour workday regardless of the actual number of hours worked. Vacation days must be approved in advance by your Manager. The Company at its discretion may allow an employee to use up to 5 vacation days in advance of them being earned based on the accrual rate above. However, if an employee advances vacation days and leaves the Company prior to them being earned, such days will be deducted from the employee’s final paycheck upon termination. While vacation days can be carried over from one year to the next, the Company reserves the right to mandate that vacation days be taken at its discretion.

4.              EXPENSES. You shall be entitled to reimbursement for pre-approved expenses, including car travel (excluding normal commuting between home and office/lab) and office expenses, that you incur as part of your work for the Company consistent with the Company’s then-current expense policy.

5.              NONCOMPETITION. During the term of your employment by the Company, you shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant (except for consulting arrangements previously approved in writing by the Company), or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company at the time of the your termination; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

6.              EMPLOYMENT TERMS. All Company employees are required, as a condition to your employment with the Company, to (i) acknowledge your receipt and understanding, and sign the

Company’s standard Employee Proprietary Information and Inventions Agreement, attached hereto as Exhibit 1; (ii) sign and return a satisfactory 1-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (iii) satisfactory proof of your identity as required by United States law.

7.              AT-WILL EMPLOYMENT. Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8.              OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

9.              START DATE. Your start date shall be October 20, 2008. This offer, if not accepted, will expire at the close of business on September 25, 2008.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Employee Proprietary Information and Inventions Agreement and returning them to me.

If you have any questions, please call me at (212) 303 1683.

Very truly yours,

/s/ Jon Edelson, MD
Jon Edelson, M.D.
President and Chief Executive Officer

AGREED AND ACCEPTED:

I have read and accept this employment offer:

/s/ Mary Senica
Mary Senica
Dated: 22 Sep, 2008

Exhibit 1

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EMPLOYEE CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT

In partial consideration and as a condition of my employment by Anterios, Inc., a Delaware corporation (the “Company”), and any equity interest I may be offered in the Company, and effective as of the date that employment by the Company first commenced, the undersigned agrees as follows:

1.                                      Nondisclosure of Confidential Information. I will not, without the prior written consent of (i) an executive officer of the Company, in the event that I am not an executive officer of the Company, and (ii) the Board of Directors of the Company, in the event that I am an executive officer of the Company, divulge to unauthorized persons, or use for any unauthorized purpose, either during or after the term of my employment, any “Confidential Information” (as defined below) connected with the business of the Company or any of its suppliers or customers.

“Confidential Information” shall mean (i) any trade secrets and proprietary information of the Company which shall include, but not be limited to, all drug and cosmeceutical formulations and research plans and results related to the testing of these formulations, plans and activities related to the manufacture of these formulations, and all of the computer software and programs (including object and source code), the computer software and database technologies, systems, structures and architectures and the processes, formulae, compositions and improvements developed, acquired, owned or produced at any time by the Company or its affiliates; (ii) information marked or designated by the Company as confidential; (iii) information, whether or not in written form and whether or not designated as confidential, which is known to me as being treated by the Company as confidential which shall include all information and material relating to the business of the Company, or any affiliate thereof, including information as to plans, policies, corporate developments, products, services, methods of doing business, procedures, suppliers and customers, that is competitively sensitive and is not generally available to the public; and (iv) information provided to the Company by third parties which the Company is obligated to keep confidential. The term “Confidential Information” shall also include, but is not limited to, all inventions, improvements, discoveries, devices, compositions, formulae, ideas, designs, drawings, specifications, techniques, data, computer programs, processes, know-how, customer lists, marketing, product development and other business plans, legal affairs and financial and technical information. Notwithstanding the foregoing, Confidential Information shall not include any information which is or hereafter becomes known to the public through no fault of my own, from and after the date of such public disclosure.

2.                                      Property of the Company. All notes, memoranda, reports, drawings, blueprints, manuals, materials, data and other papers and records of every kind which shall come into my possession at any time after the commencement of my employment with the Company, relating to any Inventions or Confidential Information, shall be the sole and exclusive property of the Company. This property shall be surrendered to the Company upon termination of my employment with the Company, or upon request by the Company, at any other time either during or after the termination of such employment. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate, substantially in the form attached hereto as Exhibit 1.

3.                                      Inventions.

3.1                               Disclosure. I shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items hereinafter referred to as an “Invention”) I may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (a) during the period of my employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (e) whether or not the Invention is related to the general line of business engaged in by the Company. The Company agrees that it will take reasonable precautions to keep Inventions disclosed to it pursuant to this Section 3.1 in strictest confidence and shall not use any Inventions for its own advantage unless those Inventions are assigned to the Company pursuant to Section 3.2 or otherwise.

3.2                               Assignment of Inventions to Company; Exemption of Certain Inventions. I hereby assign to the Company without royalty or any other further consideration my entire right, title and interest in and to all Inventions which I conceive, make, develop or work on during the period of my employment with the Company and for one year thereafter, except those Inventions that I develop entirely on my own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or trade secret information unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by me for the Company. I acknowledge and agree that the Company has hereby notified me that the assignment provided for in Section 3.2(ii) does not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code, a copy of which is attached as Exhibit 3.

3.3.                            Records. I will make and maintain adequate and current written records of all Inventions covered by Section 3.1. These records shall be and remain the property of the Company.

2.4                               Patents. Subject to Section 3.2, I will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by Section 3.1. I further agree that my obligations under this Section 3.4 shall continue beyond the termination of my employment with the Company, but if I am called upon to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance. I shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.

2.5                               Prior Contracts and Inventions; Information Belonging to Third Parties. I represent that, except as set forth on Exhibit 4 hereto, there are no other contracts to assign Inventions that are now in existence between any other person or entity and me. I further represent that (a) I am not obligated under any consulting, employment or other agreement which would affect the Company’s rights or my duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee of the Company will not breach, or constitute a default under any agreement to which I am bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit 5 of this Agreement a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement.

4.                                      Noncompetition. During the term of my employment by the Company, I will not without the prior written approval of (i) an executive officer of the Company, in the event that I am not an executive officer of the Company, and (ii) the Board of Directors of the Company, in the event that I am an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer or competitor of the Company.

5.                                      Nonsolicitation. During the term of my employment with the Company and for a period of two (2) years thereafter, I will not solicit or encourage, cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

6.                                      Miscellaneous.

6.1                               Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York applicable to contracts entered into and wholly to be performed in New York by New York residents.

6.2                               Enforcement. If any portion of this Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

6.3                               Injunctive Relief Consent to Jurisdiction. I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. I hereby submit myself to the jurisdiction and venue of the courts of the State of California for purposes of any such action. I further agree that service upon me in any such action or proceeding may be made by first class mail, certified or registered, to my address as last appearing on the records of the Company. I agree that the prevailing party in any action or proceeding to enforce or interpret this Agreement shall be entitled to reasonable attorney’s fees and costs in addition to all other relief to which it may be entitled.

6.4                               Waiver. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.

6.5                               Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors, executors, administrators, heirs, representatives and assigns of the parties.

6.6                               Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

6.7                               Modifications. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

6.8                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, I have executed this document as of the 22nd day of September, 2008.

/s/ Mary Senica
Mary Senica

AGREED AND ACKNOWLEDGED

Anterios, Inc.

/s/ Jon Edelson
Name: Jon Edelson, MD
Title: President and CEO